Exhibit 10.47

VISION-SCIENCES, INC.
40 Ramland Road South
Orangeburg, NY  10962

November 6, 2009

Via Hand Delivery
Mr. Ron Hadani
85 Huyler Landing Road
Cresskill, NJ  07626

Dear Ron:

This Agreement shall confirm and set forth all of the terms and conditions relating to the separation of your employment (without cause) from Vision Sciences, Inc. (“Vision Sciences” or the “Company”), your resignation as a Director of the Company and the termination of your January 24, 2003 employment letter agreement and April 4, 2007 amendment thereto (together, the “Employment Agreement”).  The effective date of the termination of your employment and Employment Agreement, resignation as a Director of the Company and this Agreement shall be November 9, 2009 (the “Termination Date”).  The offer summarized herein shall expire and have no effect at 5 p.m. (EST) on November 8, 2009 (the “Offer Expiration Date”), if you do not, prior to such time, agree to resign in all capacities as employee, officer and director of the Company by submitting the enclosed Notice of Resignation via facsimile to Company counsel at (845) 818-3956 and (201) 678-6271.

Should you not sign this Agreement, you will be provided with severance of 15 months of your Effective Base Salary (the “Severance Payments”), which will be paid in accordance with the Company’s normal payroll periods, less all applicable statutory and required withholdings, beginning following your Termination Date.  You will be provided with information concerning your right to continue any health insurance coverage you may have through the Company pursuant to COBRA.

The Company acknowledges that you have resigned as an employee and Director of the Company prior to the Offer Expiration Date stated herein and that by signing this Agreement, and agreeing to all of the terms set forth below, the Company will pay to you the Severance Payments as described above, plus two weeks accrued vacation time, and will additionally provide you with the following:

1.           (a)           An extension of the option exercise period with respect to your vested stock options to the date which is three years following the Termination Date (the “Option Extension”); and

(b)           During the 15 month period following the Termination Date (the “Severance Period”) for so long as you have elected to continue your health insurance coverage through COBRA, the Company will reimburse you for the amount of the monthly COBRA health insurance premiums that you have paid, upon receipt of proof of payment, net of any tax credits you would be entitled to under the American Recovery and Reinvestment Act of 2009 (the “COBRA Payments”, and with the Option Extension, Severance Payments and two weeks accrued vacation, the “Severance”).

The Severance payments will only begin following expiration of the revocation period described in paragraph 14 herein.  This Severance is inclusive of any pay in lieu of notice and any other pay to which you claim entitlement.  You understand that this Severance package is above and beyond that which the Company would otherwise be obligated to pay you if you did not sign this Agreement.

2.           You will not receive the Severance described above unless and until you return all Company swipe cards, keys, documents, credit cards, records, equipment, laptop and desktop computers, and all other items belonging to the Company; provided that the Company will return to you for your retention the laptop (following the removal therefrom of any Company information) and you shall be entitled to retain your Company cell phone, but shall pay all service fees from and after the Termination Date.  You also agree to immediately return all confidential information and property belonging to or generated by or for the use of the Company or our clients and agree that you will not retain any copies, duplicates, reproductions or excerpts thereof, including any such information maintained on AOL or other similar internet service provider.

3.           (a)  By executing this Agreement, you, in consideration of the terms set forth herein, hereby release and forever discharge the Company, its present and former officers, owners, directors, shareholders, partners, employees, representatives, attorneys, agents, corporate parents, divisions, affiliates, subsidiaries, predecessors, transferees, successors and assigns (and present and former officers, owners, directors, shareholders, partners, employees, representatives, attorneys and agents of such corporate parents, divisions, affiliates and subsidiaries, predecessors, transferees, successors and assigns), from any and all manner of waivable claim, known or unknown, civil or criminal, vested or contingent, asserted or unasserted, legal or equitable, that you, and/or your heirs, executors, administrators, successors or assigns ever had, have or may now have to the effective date of this Agreement against them or any of them of any nature or description assertable in any forum, arising out of or in connection with your employment with the Company or the termination thereof, including, but not limited to, any claim, charge or cause of action for misrepresentation, defamation, infliction of emotional distress, pain and suffering, reinstatement, negligence, failure to pay wages due or other money owed, breach of contract, oral or written, whether express or implied in fact or law, wrongful discharge in violation of public policy, breach of implied covenant of good faith and fair dealing, harassment, discrimination or retaliation on the basis of, inter alia, age, religion, sex, national origin, nationality, medical condition, disability, handicap, affectional preference or sexual orientation, gender identity or expression, civil union, domestic partnership or marital status, veterans’ status or any other impermissible factor, under any federal, state or local law, rule or regulation, whether based on statutory or common law, including, but not limited to, Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Rehabilitation Act, as amended, the Age Discrimination in Employment Act, as amended, the federal Family and Medical Leave Act, Executive Orders 11246 and 11141, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the federal Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Rehabilitation Act, the Older Workers Benefit Protection Act, the Occupational Health and Safety Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment Retraining and Notification Act, the New York Human Rights Law, the New York City Human Rights Law, and the New York Labor Law.

(b)  By executing this Agreement, the Company, in consideration of the terms set forth herein, hereby releases and forever discharges you and your heirs, successors and assigns, from any and all manner of waivable claim, known or unknown, civil or criminal, vested or contingent, asserted or unasserted, legal or equitable, that the Company had or may now have to the effective date of this Agreement against you of any nature or description assertable in any forum, arising out of or in connection with your employment with the Company or the termination thereof; provided, that the foregoing release shall not apply with respect to any claims arising out of any fraud or material acts of dishonesty committed by you during your employment with the Company.

(c)  Notwithstanding the foregoing releases, each party shall be entitled to bring any claim or action against the other party to enforce the terms and provisions of this Agreement

4.           You hereby agree that you will not or induce others to, disparage or make any negative statements about the Company or its products, officers, directors, employees or representatives to anyone including, but not limited to, clients or vendors of the Company, or do anything that denigrates the Company or its products, services, reputation, officers, directors, employees, financial status or operations that would adversely affect the Company in any business relationship.

5.           The Company hereby agrees that its officers and directors will not, or induce others to, disparage or make any negative statements about you to anyone including, but not limited to, clients or vendors of the Company, or do anything that denigrates you or your reputation or that would adversely affect you in any of your future business relationships.

6.           The terms and conditions of this Agreement and communications, written or oral, made in connection herewith are confidential and shall not be disclosed by you to any person or entity, other than your attorney, accountant or spouse, provided you first advise them of this confidentiality provision and advise them that they may not make any subsequent disclosure of such information.  Any disclosure by them of this Agreement shall be treated as a breach of this Agreement by you.  You further agree not to disclose any Company or client confidential information obtained by you during the course of your employment.

7.           Any action taken by you that is inconsistent with your representations, covenants and obligations under this Agreement shall be a material breach by you and shall suspend the Company’s obligation to make any payments to you under paragraph 1 of this Agreement. Further, in the event of such a breach, you shall be obligated to reimburse the Company for all payments made to you, will be liable for any damages that a court may determine and will be subject to injunctive relief and any other relief which a court may award including the Company’s reasonable attorneys’ fees and costs.

8.           You hereby acknowledge that the only consideration for signing this Agreement is as set forth herein; that such consideration is in addition to any consideration to which you are already entitled as a result of your employment with the Company; that you have been afforded and allowed twenty-one (21) calendar days to consider this Agreement; that you have been advised, or have had sufficient opportunity to consult advisors, legal and otherwise, of your own choosing before executing this Agreement; and that you have signed this Agreement voluntarily and with full understanding of its terms and conditions, which, once effective, may not be amended, supplemented, canceled or discharged except by a writing signed by you and the Company.  In the event this Agreement is not signed and returned to the Company within twenty-one (21) days from November 6, 2009, the date it was presented, the Agreement is void and you will be entitled to only those benefits due you as of the Effective Date of your termination.

9.           This Agreement shall not constitute or be construed as an admission by either party of any misconduct or violation of any federal, state or local law, rule or regulation or any Company policy or procedure.  Rather, the parties seek solely an amicable resolution of their separation.  Accordingly, this Agreement shall not be admissible in any proceeding except one to enforce the terms of this Agreement.

10.           Except for the Restrictive Covenant, Non-Competition, Non-Solicitation and Confidentiality provisions of the Employment Agreement, which survive the Agreement’s termination and to which you remain fully bound, this Agreement constitutes the complete understanding between you and the Company and fully supersedes any prior understandings or agreements, whether written or oral, between you and the Company regarding the subject matter hereof.

11.           If any provision of this Agreement is subsequently declared by any court or tribunal of competent jurisdiction to be illegal, void or unenforceable, as written, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

12.           This Agreement shall be construed and governed for all purposes in accordance with the laws of the State of New York without regard to principles of conflict of laws and any action brought alleging either party’s violation of any term or condition of this Agreement shall be brought in either the state or federal courts sitting in Rockland County, New York.

13.           The parties agree that any ambiguities in this Agreement shall not be construed against either party.

14.           It is understood and agreed that this Agreement shall not be effective for a period of seven (7) days following your signing it and you may revoke this Agreement for any reason during said seven (7) day period.  Any revocation within this period must be submitted in writing to:  Vision Sciences, Inc. at the above address, Attention:  Katherine L. Wolf, Executive Vice President and Chief Financial Officer.  The revocation should state: “I hereby revoke my acceptance of the Agreement and General Release.”  The revocation must be delivered to the above address within seven (7) days of execution of the Agreement.  The Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.  No payments will be made to you until the expiration of the revocation period, provided no revocation letter has been received by the Company.

Very truly yours,
VISION-SCIENCES, INC.

/s/ Katherine Wolf
Name:  Katherine Wolf
Title:  Chief Financial Officer

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.  I FURTHER ACKNOWLEDGE THAT I HAVE HAD SUFFICIENT TIME TO CONSIDER THE TERMS OF THIS AGREEMENT, HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT I HAVE HAD THIS AGREEMENT REVIEWED BY MY ATTORNEY, OR HAVE BEEN GIVEN THE OPPORTUNITY BY THE COMPANY TO DO SO. AGREED TO, ACCEPTED AND

CONFIRMED BY:

/s/ Ron Hadani
RON HADANI

Dated:  November 12, 2009

THIS IS A LEGAL AGREEMENT,
RELEASE AND COVENANT NOT TO SUE.
READ CAREFULLY BEFORE SIGNING.